Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS RECORD FOURTH QUARTER

FINANCIAL RESULTS

Annual sales of the Essure system increase 98%

MOUNTAIN VIEW, Calif. (February 27, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and 12 months ended December 31, 2006.

Net sales for the fourth quarter of 2006 were $12.9 million, up 91% over net sales of $6.8 million for the fourth quarter of 2005 and up 17% over net sales of $11.0 million for the third quarter of 2006.  These results were in line with the Company’s updated guidance issued on February 5, 2007. The net loss for the fourth quarter of 2006 was $3.9 million, or $0.13 per share, including charges of $1.6 million, or $0.06 per share, for stock-based compensation.  The net loss for the fourth quarter of 2005 was $4.4 million, or $0.15 per share, and the net loss for the third quarter of 2006 was $3.4 million, or $0.12 per share.  The third quarter of 2006 net loss figure included $1.5 million in stock-based compensation expense.  The net loss for the 2006 fourth quarter was better than the Company’s updated guidance for a net loss of $4.0 million to $4.4 million.

For the 12 months ended December 31, 2006, the Company reported net sales of $41.9 million, up 98% over 2005 net sales of $21.2 million. The net loss for 2006 decreased to $18.5 million, or $0.64 per share, from the net loss for 2005 of $21.8 million, or $0.82 per share.  The net loss for 2006 includes stock based compensation expense of $6.2 million, or $0.21 per share.

The increase in net sales for the 2006 fourth quarter and full year over the comparable 2005 periods was due to higher commercial sales worldwide of the Essure system, and reflects both increasing numbers of physicians entering and completing training in the use of the procedure and higher utilization by trained physicians.  Domestic sales of the Essure system for the fourth quarter of 2006 increased 98% and international sales increased 36% over the comparable prior-year periods.  During the fourth quarter of 2006, 565 physicians entered into training and 318 physicians were certified to perform the Essure procedure.

“The numbers of physicians seeking and completing training on the Essure system continue to outperform our expectations, setting new records each quarter, and validate our initiatives for accelerating physician adoption,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “At year end we had 804 physicians performing the Essure procedure in their offices which represents a growth of 125% over the numbers at the end of 2005 and of 25% over the previous quarter’s end.  We are very pleased that patients, physicians and payers in such increasing numbers are realizing the benefits of our technology in this preferred site of service — the physician’s office.”

Gross profit for the fourth quarter of 2006 was $8.9 million, or 69% of net sales.  This compares favorably with gross margin for the fourth quarter of 2005 of 62% of net sales and with gross margin for the third quarter of 2006 of 68%.  Gross margin improvement is related to lower manufacturing costs associated with higher unit volume and a domestic price increase instituted during the first quarter of 2006.

Research and development expenses were $1.1 million for the fourth quarter of 2006, down slightly from $1.2 million for the fourth quarter of 2005 and up slightly from the $1.0 million for the third quarter of 2006.  R&D expenses reflect product development, clinical, and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device. R&D expense includes $0.1 million in the fourth quarter of 2006 and $0.2 million in the third quarter of 2006 for stock-based compensation expense.

Selling, general and administrative expenses were $12.1 million for the fourth quarter of 2006, up from $7.7 million for the fourth quarter of 2005 and up from the $10.3 million for the third quarter of 2006. SG&A expense includes $1.5 million for the fourth quarter of 2006 and $1.3 million in the third quarter of 2006 for stock-based compensation expense.  The Company had 77 sales reps at year end as compared with 63 as of September 30, 2006.  The increase in SG&A expenses quarter to quarter was due primarily to increased expenses to support the company’s growing business and sales.

Cash, cash equivalents, short-term investments and restricted cash were $25.8 million as of December 31, 2006 and September 30, 2006.  This slight net cash positive during the quarter compares with a usage of $4.5 million for the fourth quarter of 2005 and cash generation of $0.2 million for the third quarter of 2006.

“The financial performance of the business is improving right on track with our expectations and, with the last two quarters having been cash positive, are closing out a stellar year on a high note,” added Mark Sieczkarek.  “Given the leverage we are generating, we expect the financial metrics of the business to continue improving in 2007 as we move to being a profitable enterprise by the last quarter of this year as well.  This is particularly noteworthy given our small share size relative to the permanent birth control market, and leads us to conclude that our efforts to make the Essure procedure the gold standard will be very profitable.”

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern Time February 27, 2007 through 11:59 p.m. Eastern Time on March 1, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 9317795.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding numbers of physicians being trained and performing Essure in-office, growth in net sales,guidance and cash flow information, performance of Essure in the office setting, and long term profitability and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$12,922	$6,767	$41,900	$21,169

Cost of goods sold	4,007	2,568	14,027	8,396

Gross profit	8,915	4,199	27,873	12,773

Operating expenses:
Research and development	1,067	1,244	4,366	4,264
Selling, general and administrative	12,118	7,687	43,318	31,255

Total operating expenses	13,185	8,931	47,684	35,519

Operating loss	(4,270)	(4,732)	(19,811)	(22,746)

Interest and other income, net	339	334	1,324	945

Net loss	$(3,931)	$(4,398)	$(18,487)	$(21,801)

Basic and diluted net loss per share	$(0.13)	$(0.15)	$(0.64)	$(0.82)

Shares used in computing basic and diluted net loss per share	29,153	28,741	28,993	26,725

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	December 31,	December 31,
	2006	2005

Cash, cash equivalents, short-term investments and restricted cash	$25,838	$32,492

Accounts receivable, net	6,976	4,519

Inventories, net	610	3,392

Other current assets	1,064	1,110

Total current assets	34,488	41,513

Property and equipment, net	2,917	2,743

Intangible assets, net	1,350	1,550

Other assets	996	1,603

Total assets	$39,751	$47,409

Total liabilities	8,737	7,238

Common stock and additional paid in capital	254,631	245,301

Accumulated deficit	(223,617)	(205,130)

Total stockholders’ equity	31,014	40,171

Total liabilities and stockholders’ equity	$39,751	$47,409

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